Exhibit 99.1

CONTACTS:	PRESS RELATIONS
BETSY CASTENIR
(212) 339-3424
FOR IMMEDIATE RELEASE
INVESTOR RELATIONS
ROBERT TUCKER
(212) 339-0861

FSA HOLDINGS 2006 RESULTS

NET INCOME

$93 Million in Q4 06 (+55% vs. Q4 05)

$424 Million in 12M 06 (+30% vs. 12M 05)

ORIGINATIONS (PRESENT VALUE)

$292 Million in Q4 06 (Unchanged vs. Q4 05)

$910 Million in 12M 06 (-10% vs. 12M 05)

New York, New York, February 15, 2007 — Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced 2006 net income of $424.2 million, 30.1% higher than for 2005.  Non-GAAP operating earnings, which exclude fair-value adjustments for both insured investment-grade credit default swaps (CDS) and economic interest rate hedges, were $363.0 million, 8.7% higher than for the prior year.

Fourth-quarter net income of $92.8 million was 55.0% higher than for the fourth quarter of last year.  Fourth-quarter operating earnings were $86.1 million, a 3.8% increase.

NET INCOME AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net Income	$92.8	$59.8	$424.2	$326.1
Less fair-value adjustments for economic interest rate hedges [1]	1.9	(12.9)	40.5	(15.0)
Less fair-value adjustments for insured CDS [1]	4.8	(10.2)	20.7	7.2
Operating Earnings [1]	$86.1	$82.9	$363.0	$333.9

[1]          For a discussion of operating earnings and the adjustments made to net income in calculating operating earnings, see below, “Analysis of Financial Results — Operating Earnings.” Also see “Non-GAAP Measures” below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP).

Shareholders’ equity (book value) was $2.7 billion and non-GAAP adjusted book value (ABV) was $3.9 billion at December 31, 2006.  Over the past 12 months, after taking dividends into account, ABV grew 14.0%.  The Company’s management considers ABV to be an operating measure of the Company’s intrinsic value and discloses ABV because it provides information important to management that would not be available to investors through GAAP disclosure alone. As of December 31, 2006, the Company began to calculate ABV on the basis of International Financial Reporting Standards (IFRS) results that the Company reports to its principal shareholder, Dexia, in order to better align the interests of employees with the interests of Dexia, whose accounts are maintained under IFRS.  See “Non-GAAP Measures” below for a more detailed discussion of ABV and a reconciliation to U.S. GAAP shareholders’ equity.

Present value (PV) originations, a non-GAAP measure, totaled $910.2 million for 2006, 10.2% lower than for 2005.  PV originations were flat for the fourth quarter at $292.4 million.

Robert P. Cochran, chairman and chief executive officer of the Company and FSA, said: “Bolstered by a strong performance in our international public finance business, FSA achieved good results despite the challenging business environment that persisted throughout 2006.

“In the U.S. municipal business, where narrowing credit spreads and a significant reduction in refundings reduced insurance penetration, we continued to focus primarily on basic municipal sectors that met our credit and pricing guidelines. In the global asset-backed market, our business was restrained due to a combination of tight spreads and aggressive structures until the fourth quarter, when we began to see a greater number of opportunities. Our financial products business continued on a growth trend.

“Looking ahead, we believe that we will maintain our strong position in the U.S. public finance market, continue to expand our role in international public infrastructure markets and further diversify our business in the global asset-backed markets,” he added.

BUSINESS PRODUCTION

TOTAL ORIGINATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Gross par insured (in billions)	$33.7	$23.5	$93.8	$103.4
Gross PV originations (in millions) [1]	292.4	293.1	910.2	1,014.0

[1]               Estimated by the Company for business originated in the period as the sum of (a) the present value of premiums originated (PV premiums originated), defined as estimated future installment premiums discounted to their present value, as well as upfront premiums, plus (b) the present value of net interest margin originated (PV NIM originated) in the financial products segment, defined as estimated interest to be received on investments less estimated transaction expenses and interest to be paid on liabilities issued in the form of guaranteed investment contracts (GICs) plus results from derivatives used for hedging purposes, discounted to present value. The discount rate was 5.07% for 2006 originations and 5.30% for 2005 originations. PV premiums originated, PV NIM originated and PV originations are non-GAAP measures based on estimates of, among other things, prepayment speeds of asset-backed securities. Additionally, PV premiums originated is a measure of gross origination activity and does not reflect premiums ceded to reinsurers or the cost of credit default swaps or other credit protection, which may be considerable, employed by the Company to manage its credit exposures. Management believes that, by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period. For further discussion, see “Non-GAAP Measures” below. For a reconciliation of PV premiums originated to gross premiums written, see “Analysis of Financial Results — Premiums” below.

Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year.

PUBLIC FINANCE ORIGINATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
United States:
Gross par insured (in billions)	$17.0	$14.8	$46.5	$64.8
Gross PV premiums originated (in millions)	92.8	139.8	309.6	484.5

International:
Gross par insured (in billions)	$3.0	$3.6	$9.4	$7.5
Gross PV premiums originated (in millions)	98.7	99.7	317.7	185.3

After strong new-issue volume in the fourth quarter, total issuance in the U.S. municipal bond market reached $387.7 billion for the year, down approximately 5%.  Reduced refunding volume during the year was largely offset by growth in new-money issuance.  Insurance penetration was approximately 49% in 2006, compared with 57% in 2005.  FSA insured approximately 24% of the par amount of insured new municipal bond issues sold in 2006.

Including both primary and secondary U.S. municipal obligations with closing dates in the fourth quarter, the par amount insured by FSA increased 14.9%, and PV premiums originated decreased 33.6%.  Fourth-quarter PV premiums declined primarily because of lower volume in the health care sector, where premiums tend to be higher relative to par insured, and a general shift toward higher quality, lower capital charge transactions.  For the year, U.S. municipal par insured declined 28.3%, and PV premiums declined 36.1%, as FSA increased its strategic focus on core municipal sectors where high-quality transactions provided greater relative value.

In international public finance, par insured decreased 18.3% in the fourth quarter, while PV premiums originated remained flat due to longer average lives.  FSA insured two major airport financings in Australia and a number of long-term U.K. utility transactions during the quarter, among other transactions.  For the year, international public finance originations grew 26.7% in par insured, while PV premiums grew at a higher rate, 71.4%, because of longer average lives.  Originations were strongest in the United Kingdom and Australia, but FSA also guaranteed public finance transactions in Western and Central Europe, Asia and the Americas.

ASSET-BACKED ORIGINATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
United States:
Gross par insured (in billions)	$10.5	$4.3	$28.6	$24.5
Gross PV premiums originated (in millions)	39.4	24.2	113.4	195.4

International:
Gross par insured (in billions)	$3.2	$0.8	$9.3	$6.6
Gross PV premiums originated (in millions)	26.0	9.3	49.0	56.2

FSA’s fourth-quarter U.S. asset-backed originations increased 146.6% in par insured and 62.5% in PV premiums originated.   PV premiums did not rise as much as par insured because of tight spreads and a shift in the business mix to a higher proportion of Triple-A and Super Triple-A pooled corporate and residential mortgage transactions.  Such higher quality transactions tend to have lower premium rates.  FSA also increased its production in the home equity line of credit (HELOC) sector.    For the year, U.S. asset-backed par insured increased 17.0%, and PV premiums declined 42.0%.  Throughout the year, the asset-backed market was characterized by tight credit spreads, excess market liquidity and aggressive uninsured structures, which had a negative impact on pricing.  Additionally, 2006 originations had shorter average lives.

Outside the United States, fourth-quarter asset-backed originations exceeded those of the fourth quarter of 2005 by 293.5% in par insured and 181.7% in PV premiums, with the bulk of the growth occurring in Triple-A and Super Triple-A pooled corporate transactions, where premiums tend to be lower relative to par.  For the year, FSA increased international asset-backed par originations by 39.8%, while PV premiums originated declined 12.7%.  As in the United States, tight spreads generally constrained pricing throughout the year.  Approximately 90% of the 2006 originations were of Triple-A or Super Triple-A quality.

FINANCIAL PRODUCTS ORIGINATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Gross PV NIM originated (in millions)	$35.5	$20.1	$120.5	$92.6

Fourth-quarter PV NIM originated in the financial products (FP) segment increased 77.2% compared with the result in the fourth quarter of last year.  Certain investment opportunities with long gestation periods closed in the fourth quarter, enhancing the PV NIM result.  For the year, PV NIM originations increased 30.1%, reflecting the general growth trend of the financial products segment.

ANALYSIS OF FINANCIAL RESULTS

NET INCOME. Fourth-quarter net income increased 55.0% to $92.8 million from $59.8 million for the fourth quarter of last year.  For the year, net income increased 30.1%.  The following table provides the after-tax amounts of certain income and expense items that management believes are useful in analyzing net income in conjunction with the adjustments used to calculate operating earnings.

NOTEWORTHY ITEMS
(in millions, net of taxes)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Premiums from refundings and accelerations [1]	$10.5	$4.8	$26.8	$29.4
Realized gains (losses), net [2]	(0.3)	0.1	2.9	7.8
Equity-based compensation [1] [3]	(11.4)	(8.2)	(32.7)	(31.5)
Bermuda tax rate change [4]	(3.1)	(2.9)	(12.7)	(29.3)
Realized foreign exchange gain from one-time sale of sterling-denominated bonds, net	—	—	—	7.7

[1]               Net of deferred acquisition cost amortization.

[2]               Includes realized gains and losses and realized gains and losses from refinancing transactions.

[3]               The Company has always included in net income the currently vested future-value payout cost of its performance share unit program.

[4]               In connection with the Company’s decision to repatriate income from its Bermuda subsidiary Financial Security Assurance International Ltd. (FSA International) effective third quarter 2005, the Company no longer intends to leave future earnings of that subsidiary permanently offshore, with the effect that 2005 and future income of FSA International have become subject to an increased effective U.S. tax rate. The adjustment in 2005 includes amounts related to prior years.

OPERATING EARNINGS.   Operating earnings (a non-GAAP measure) and the adjustments to net income used to calculate it are disclosed above, in the table entitled “Net Income and Reconciliation to Non-GAAP Operating Earnings.”  The Company defines operating earnings as net income before the effects of fair-value adjustments for:

•                       economic interest rate hedges, defined as derivatives that are intended to hedge interest rate risk but do not meet the criteria necessary to receive hedge accounting treatment under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), with any residual hedge ineffectiveness remaining in operating earnings; and

•                       FSA-insured CDS that have investment-grade underlying credit quality and are marked to fair value under SFAS 133.

The Company typically converts the fixed interest rates of certain assets and liabilities to dollar-denominated LIBOR-based floating rates by means of interest rate derivatives. Without hedge accounting, SFAS 133 requires the marking to fair value of each such derivative in the income statement without the offsetting mark to fair value on the asset or liability it is intended to hedge. These one-sided mark-to-fair-value valuations cause income volatility.  Under the Company’s definition of operating earnings, the economic effect of these hedges is recognized, which, for interest rate swaps, generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item’s life.

The fair-value adjustments for economic interest rate hedges reflect movements of LIBOR-based interest rates.  During 2005, almost all of the derivatives intended to mitigate the interest rate risk of GICs issued by the Company did not qualify for hedge accounting under SFAS 133.  They were therefore considered economic interest rate hedges rather than designated accounting hedges.  In January 2006, the Company designated certain interest rate swaps used to mitigate interest rate risk on GICs as accounting hedges. Therefore both the interest rate swaps and the interest rate risk of the corresponding liabilities are marked to fair value in both net income and operating earnings for all periods of 2006.  In last year’s comparable periods, only the interest rate swaps were marked to fair value in net income, while operating earnings included, in effect, the marks for both the interest rate swaps and liabilities. The hedge designation therefore affects the comparability of net income between corresponding periods of 2006 and 2005 but not the comparability of operating earnings.

CDS contracts are generally non-cancelable prior to maturity, and the Company views insured CDS risks as comparable to other insured risks.  CDS transactions insured by the Company generally reference either a specific security otherwise qualifying for FSA insurance or a pool of corporate or consumer debt securities or bank loans, structured such that the risk insured is investment grade without the benefit of the credit protection provided by the Company.  In the event a CDS were to migrate below investment grade, the fair-value impact would be fully reflected in operating earnings.  Given the high credit quality of the CDS insured by FSA, management believes it is probable that the financial impact of the fair-value adjustments for the insured CDS will sum to zero over the finite terms of the exposures, which are typically five to ten years at inception.  Notwithstanding this eventual outcome, sharp swings in the estimated fair value of the CDS portfolio may occur from quarter to quarter, as the credit spreads that drive the fair-value estimates are volatile.

For the fourth quarter of 2006, the fair-value adjustments for insured CDS reflected a tightening of credit spreads. The comparable adjustments in the fourth quarter of last year reflected a widening of market credit spreads.

For 2006 and for the comparable 2005 period, the fair-value adjustments for insured CDS primarily reflect a tightening of credit spreads.

PREMIUMS. The following table reconciles gross premiums written, which captures premiums collected and accrued for in the period regardless of when the related business was originated, to PV premiums originated, a non-GAAP measure that management uses to evaluate current business production.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Gross premiums written	$256.5	$263.3	$816.0	$833.8
Gross installment premiums received	(63.0)	(68.4)	(241.9)	(280.5)
Gross upfront premiums originated	193.5	194.9	574.1	553.3
Gross PV estimated installment premiums originated	63.4	78.1	215.6	368.1
Gross PV premiums originated	$256.9	$273.0	$789.7	$921.4

The following table summarizes earned and written premiums, net of reinsurance.

NET EARNED AND WRITTEN PREMIUMS
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net premiums written	$161.8	$163.4	$527.2	$577.7
Net premiums earned	104.0	96.1	388.7	404.1
Net premiums earned excluding effect of refundings and accelerations	85.0	87.1	339.9	349.8

For the fourth quarter, gross premiums written decreased 2.6%, and net premiums written decreased 1.0%, both reflecting a decrease in municipal premiums written, partially offset by a slight increase in asset-backed premiums written.  For the year, gross premiums written decreased 2.1%, while net premiums written decreased 8.7%, due primarily to the reassumption of a block of health care business in 2005.

For the fourth quarter, net premiums earned totaled $104.0 million, an 8.2% increase.  This includes $19.0 million of net premiums earned from refundings and accelerations, compared with $9.0 million for the fourth quarter of 2005.  Excluding premiums from refundings and accelerations, fourth-quarter net premiums earned decreased 2.4%, primarily reflecting a decrease in asset-backed earned premiums.

For the year, net premiums earned totaled $388.7 million, a 3.8% decrease.  This includes $48.8 million of net premiums earned from refundings and accelerations, compared with $54.3 million in 2005.  Excluding premiums from refundings and accelerations, full-year net premiums earned decreased 2.8%, reflecting a decrease in asset-backed earned premiums, partially offset by an increase in municipal earned premiums.

FP SPREAD PORTFOLIO NET INTEREST MARGIN.  FP spread portfolio NIM was $15.6 million for the fourth quarter of 2006, compared with $11.7 million for the fourth quarter a year ago. For 2006, FP spread portfolio NIM was $68.8 million, compared with $40.5 million for 2005.  Portfolio growth was the most significant reason for the increases.  FP spread portfolio NIM is a non-GAAP measure defined as the net interest margin from financial products operations excluding variable interest entity (VIE) NIM and fair-value adjustments for economic interest rate hedges.  It is comparable to FP operating NIM reported for periods ending prior to December 31, 2006.   The name has been changed because, beginning in the fourth quarter of 2006, FP segment reporting includes the results of VIEs formerly reported in the financial guaranty segment.

INVESTMENT PORTFOLIO. Fourth-quarter net investment income was $57.1 million, an increase of 13.7%.  For the year, net investment income increased 9.0% to $218.9 million.  The increases primarily reflect higher invested balances in the investment portfolio.  The Company’s effective tax rate on investment income (excluding the effects of realized gains and losses, variable interest entities and assets acquired in refinancing transactions) for the year was 12.2%, versus 13.2% a year ago.

EXPENSES AND RESERVES. For the fourth quarter, policy acquisition and other operating expenses increased to $63.8 million ($41.5 million after taxes) from $39.1 million ($25.4 million after taxes) for the previous year’s fourth quarter.  For the year, policy acquisition and other operating expenses increased to $187.6 million ($122.0 million after taxes) from $162.0 million ($105.3 million after taxes) for the prior year. These expenses include certain compensation expenses related primarily to the Company’s deferred compensation plans and supplemental executive retirement plans, which are based on changes in the market value of related investments and are perfectly offset by amounts in other income arising from marking to fair value the assets held to economically defease such obligations.   Excluding such expenses, policy acquisition and other operating expenses were $53.4 million for the fourth quarter of 2006 and $41.3 million for the comparable period a year earlier.  For 2006, those expenses rose to $173.2 million from $159.8 million in the prior year. The increases related primarily to lower deferral rates.

The Company recorded losses and loss adjustment expenses incurred of $7.0 million ($4.5 million after taxes) for the fourth quarter of 2006 and $5.0 million ($3.2 million after taxes) for the fourth quarter of 2005.  For the year, losses and loss adjustment expenses were $23.3 million ($15.1 million after taxes) in 2006 and $25.4 million ($16.5 million after taxes) for 2005.  Adjustments to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations.

During 2006, a net amount of $1.2 million was transferred from the non-specific reserve to case reserves, primarily reflecting a new case reserve for a healthcare transaction, offset in part by decreases in existing case reserves for certain CDO transactions.  Transfers between non-specific and case reserves represent a reallocation of existing loss reserves and have no impact on earnings. At December 31, 2006, aggregate case and non-specific reserves, net of reinsurance recoverables, totaled $190.8 million, compared with $169.4 million at December 31, 2005.

NOTES PAYABLE AND SHAREHOLDERS’ EQUITY.  During the fourth quarter, the Company issued $300 million of 6.40% Junior Subordinated Debentures, Series 2006-1, also known as hybrid securities, for the purpose of optimizing its capital structure.  The debentures are intended to qualify for certain levels of equity credit from the rating agencies and are therefore expected to be excluded, in whole or in part, by the rating agencies in applying limitations on indebtedness permitted to be issued by the Company without rating consequences.  The Company subsequently paid extraordinary dividends totaling $400 million to its shareholders.

NON-GAAP MEASURES

To reflect accurately how the Company’s management evaluates the Company’s operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures).  Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation.  Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.

Non-GAAP measures used in this release include ABV, operating earnings, PV premiums originated, PV NIM originated, PV originations and FP spread portfolio NIM.  In the tables above, operating earnings is reconciled to net income, and PV premiums originated is reconciled to gross premiums written.  PV NIM originated is the present value of estimated future net interest margin generated by new business in the financial products segment during a given period.  PV originations is the sum of PV premiums originated and PV NIM originated.  The Company employs PV originations to describe the present value of all the Company’s originations in a given period.

Management uses ABV as a measure of performance and to calculate a portion of employee compensation.  An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information. The ABV calculation relies on estimates of the amount and timing of installment premiums and net interest margin and applies discount factors to determine the present value. Actual values may vary from the estimates. As of December 31, 2006, the Company began to calculate ABV on the basis of IFRS results that the Company reports to its principal shareholder, Dexia, in order to better align the interests of employees with the interests of Dexia, whose accounts are maintained under IFRS.  The IFRS adjustments relate primarily to accounting for foreign exchange, contingencies and fair value adjustments.   ABV is reconciled to book value in the table that follows.

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED BOOK VALUE (IFRS BASIS)
(in millions)

	December 31, 2006	December 31, 2005
Shareholders’ Equity (Book Value) — U.S. GAAP	$2,722.3	$2,822.9
After-tax adjustments:
Plus net unearned premium revenues (net of taxes of $576.9 and $528.5)	1,071.4	981.4
Plus PV future net installment premiums and financial products PV future net interest margin (net of taxes of $337.7 and $299.4) [1]	627.2	556.0
Less net deferred acquisition costs (net of taxes of $119.2 and $117.3)	221.4	217.8
Less fair-value adjustments for insured CDS (net of taxes of $31.2 and $20.1)	58.0	37.4
Less fair value of economic interest rate hedges (net of taxes of $39.1 and $23.0)	72.6	42.7
Less unrealized gains on investments (net of taxes of $83.4 and $70.6)	154.9	131.0
Adjusted Book Value before IFRS adjustments	3,914.0	3,931.4
IFRS Adjustments	4.8	(22.1)
Adjusted Book Value (IFRS basis)	$3,918.8	$3,909.3

[1]               Amounts include the effects of PV future ceding commission and premium taxes.  The discount rate varies according to the year of origination.  For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years.  The rate was 5.07% for 2006 and was 5.30% for 2005.

This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies.  Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company.  The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS) FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
(dollars in thousands)

	December 31, 2006	December 31, 2005
Contingency Reserve	$1,011,034	$906,841
Surplus to Policyholders	1,543,113	1,510,675
Qualified Statutory Capital	2,554,147	2,417,516
Net Unearned Premium Reserve	2,070,751	1,850,446
Loss and Loss Adjustment Expense Reserve	52,964	54,445
Qualified Statutory Capital and Reserves	4,677,862	4,322,407
Net Present Value of Installment Premiums	827,916	803,434
Third-Party Capital Support [1]	550,000	550,000
Total Claims-Paying Resources [2]	$6,055,778	5,675,841

Net Insurance in Force (principal & interest)	$552,695,033	$497,624,738
Capital Ratio [3]	216:1	206:1
Claims-Paying Ratio [4]	91:1	88:1

[1]          Standby line of credit facility and money market committed preferred trust securities.

[2]          Total claims-paying resources refers to a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios.  Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

[3]          Capital ratio is net insurance in force divided by qualified statutory capital.

[4]          Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

The Company will post its current Operating Supplement to its website, www.fsa.com, today.  The Operating Supplement contains additional information about results for the period covered in this release.

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

•                       projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                       statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

•                       expected losses on, and adequacy of loss reserves for, insured transactions.

Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

•                       changes in capital requirements or other criteria of securities rating agencies applicable to FSA;

•                       competitive forces, including the conduct of other financial guaranty insurers;

•                       changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients;

•                       changes in accounting principles or practices that may result in a decline in securitization transactions or affect the Company’s reported financial results;

•                       an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio;

•                       inadequacy of reserves established by the Company for losses and loss adjustment expenses;

•                       disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;

•                       downgrade or default of one or more of FSA’s reinsurers;

•                       market conditions, including the credit quality and market pricing of securities issued;

•                       capacity limitations that may impair investor appetite for FSA-insured obligations;

•                       market spreads and pricing on insured CDS exposures, which may result in gain or loss due to mark-to-market accounting requirements;

•                       prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; and

•                       other factors, most of which are beyond the Company’s control.

The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

Financial Security Assurance Holdings Ltd. (FSA Holdings) is a New York-headquartered holding company whose subsidiaries provide financial guarantees and financial products in both the public and private sectors around the world.  Its principal operating subsidiary, Financial Security Assurance Inc. (FSA), is a leading guarantor of municipal bonds, infrastructure financings and asset-backed securities.  FSA has earned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Rating and Investment Information, Inc.  FSA Holdings is a member of the Dexia group, a leading European banking group.  For additional information, visit www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,	December 31,
	2006	2005
ASSETS
Bonds at fair value (amortized cost of $4,546,147 and $4,219,344)	$4,721,512	$4,382,037
Equity securities at fair value (cost of $54,291and $54,370)	54,325	54,370
Short-term investments	74,067	182,645
Variable interest entities’ bonds at fair value (amortized cost of $1,127,698 and $1,155,832)	1,128,255	1,155,992
Variable interest entities’ short-term investment portfolio	19,478	2,674
Financial products bond portfolio at fair value (amortized cost of $15,564,485 and $11,754,330)	15,629,724	11,827,824
Financial products short-term investment portfolio	640,226	1,015,509
Financial products trading portfolio at fair value	119,424	—
Total investment portfolio	22,387,011	18,621,051
Assets acquired in refinancing transactions:
Bonds at fair value (amortized cost of $40,133 and $65,865)	41,051	68,421
Securitized loans	241,785	296,965
Other	55,036	102,487
Total assets acquired in refinancing transactions	337,872	467,873
Total investments	22,724,883	19,088,924
Cash	54,982	20,117
Deferred acquisition costs	340,673	335,129
Prepaid reinsurance premiums	1,004,987	865,192
Reinsurance recoverable on unpaid losses	37,342	36,339
Other assets	1,610,759	1,655,941
TOTAL ASSETS	$25,773,626	$22,001,642
LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Deferred premium revenue	$2,653,321	$2,375,059
Losses and loss adjustment expenses	228,122	205,718
Guaranteed investment contracts and variable interest entities’ debt	18,349,665	14,947,118
Deferred federal income taxes	298,542	231,265
Notes payable	730,000	430,000
Accrued expenses, other liabilities and minority interest	791,664	989,580
TOTAL LIABILITIES AND MINORITY INTEREST	23,051,314	19,178,740
COMMITMENTS AND CONTINGENCIES
Common stock (200,000,000 shares authorized; 33,517,995 issued; par value of $.01 per share)	335	335
Additional paid-in capital—common	906,687	905,190
Accumulated other comprehensive income (net of deferred income taxes of $86,119 and $84,123)	160,038	156,229
Accumulated earnings	1,655,252	1,761,148
Deferred equity compensation	19,225	20,177
Treasury stock at cost (241,978 and 254,736 shares held)	(19,225)	(20,177)
TOTAL SHAREHOLDERS’ EQUITY	2,722,312	2,822,902
TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY	$25,773,626	$22,001,642

See Notes to Consolidated Financial Statements to be filed on Form 10-K.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
REVENUES
Net premiums written	$161,794	$163,358	$527,177	$577,694
Net premiums earned	$103,998	$96,092	$388,709	$404,059
Net investment income	57,147	50,281	218,850	200,827
Net realized gains (losses)	(394)	114	(8,328)	6,392
Net interest income from financial products and variable interest entities	251,248	163,548	861,772	487,916
Financial products net realized gains (losses)	31	(7,602)	108	(7,473)
Net realized and unrealized gains (losses) on derivative instruments	60,825	(77,410)	163,046	(172,475)
Income from assets acquired in refinancing transactions	5,997	7,353	24,661	35,190
Net realized gains (losses) from assets acquired in refinancing transactions	(66)	36	12,729	5,601
Other income	12,807	(1,312)	29,321	21,198
TOTAL REVENUES	491,593	231,100	1,690,868	981,235
EXPENSES
Losses and loss adjustment expenses	6,960	4,958	23,303	25,365
Interest expense	8,852	6,745	29,096	26,990
Policy acquisition costs	18,278	16,487	63,012	68,340
Financial products and variable interest entities’ foreign exchange (gain) loss	60,156	(22,055)	159,424	(189,785)
Net interest expense from financial products and variable interest entities	228,292	152,509	768,583	491,640
Other operating expenses	45,509	22,586	124,622	93,614
TOTAL EXPENSES	368,047	181,230	1,168,040	516,164
INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND EQUITY IN LOSSES OF UNCONSOLIDATED AFFILIATES	123,546	49,870	522,828	465,071
Provision for income taxes	30,796	11,639	150,680	126,873
NET INCOME BEFORE MINORITY INTEREST AND EQUITY IN LOSSES OF UNCONSOLIDATED AFFILIATES	92,750	38,231	372,148	338,198
Less: Minority interest	—	(21,603)	(52,006)	11,224
Plus: Equity in losses of unconsolidated affiliates, net of income tax provision (benefit) of $2,026	—	—	—	(866)
NET INCOME	92,750	59,834	424,154	326,108
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) arising during period, net of deferred income tax provision (benefit) of $999, $(11,528), $5,476 and $(13,427)	1,856	(21,410)	10,272	(32,012)
Less: Reclassification adjustment for gains (losses) included in net income, net of deferred income tax provision (benefit) of $143, $(2,230), $3,480 and $6,205	265	(4,142)	6,463	11,523
Other comprehensive income (loss)	1,591	(17,268)	3,809	(43,535)
COMPREHENSIVE INCOME (LOSS)	$94,341	$42,566	$427,963	$282,573

See Notes to Consolidated Financial Statements to be filed on Form 10-K.